EXHIBIT 99.2

Einstein Noah Restaurant Group

Script

2007 3rd Quarter Results Conference Call

Scheduled for 3:00 p.m. Mountain Time on Thursday, November 8, 2007.

LOGISTICS

We will dial into Intercall 15 minutes prior to the call.

Our dial-in number is: 1-877-800-2322, ID#23626166

The call is being simultaneously Web cast by Thomson

(Rick)

(Introduction)

Good afternoon and welcome to our 2007 third quarter earnings call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Let me start by covering a few regulatory matters. I would like to note during our opening remarks and in our responses to your questions certain items may be discussed which are not based on historical fact. Such items, including targeted 2007 results, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.  For more details, please refer to our news release issued today and to the risk factors in our SEC filings.

On to our financial results…

Today we reported our 12th consecutive quarter of comparable store sales growth, an indication of consistent consumer-driven demand for our brands and food offerings.  Company-owned restaurants achieved 5.2% year-over-year sales growth in the third quarter — a reflection of price increases, product mix and, importantly, the success of our restaurant upgrade program, which has resulted in impressive percentage gains for those upgraded stores for the comparative third quarters.  Our company-owned restaurants were open a total of 5,367 operating weeks in the quarter.

Total revenue in the third quarter grew 4.8% to $100.4 million from $95.8 million in the same quarter last year.  We achieved growth in all three revenue categories, although the lion’s share of the increase occurred in company-owned restaurant sales, which advanced 4.3% to $93.0 million from $89.2 million. That increase more than offset the effects of the planned closure of two underperforming restaurants, which resulted in a net six fewer company-owned locations in the third quarter of this year as compared with the 2006 third quarter.  Average unit volume in company-owned stores increased to $898,000 for the trailing 12 months.  Manufacturing and commissary revenue was up 12.4% in the third quarter to $5.9 million on the strength of price increases and higher sales volumes to large customers.  Franchise and license revenue increased 12.5% to $1.4 million based on improved comp store sales.

Gross profit in the third quarter grew by 7.7% to $19.5 million from $18.1 million, reflecting stronger company-owned restaurant gross profit that advanced 8.7% to $18.5 million from $17.0 million.  Restaurant gross profit as a percentage of company-owned restaurant sales was 19.9% compared with 19.1% last year, a positive increase that occurred in spite of higher agricultural-based commodities prices

as well as increased hourly labor rates.    Manufacturing and commissary gross profit declined by $232,000 due primarily to higher wheat costs.

In the third quarter our total operating expenses increased 0.6% to $12.7 million from $12.6 million.  G&A grew by one-half of one percent, or a total of $44,000.  A $228,000 increase in depreciation and amortization was largely offset by lower costs in the categories of impairment and loss on sale, disposal or abandonment of assets.

We reported operating income of $6.8 million in the third quarter, a 24.1% increase over $5.5 million in the third quarter last year — our 12th straight quarter of positive operating income.  We also reported lower interest expense due to our debt restructuring that occurred in the second quarter.  Specifically, interest expense decreased 63.1% from $4.7 million to $1.8 million year-over-year.  These improvements combined to help us achieve a 557% increase in Q3 net income — to $4.9 million, or $0.31 basic EPS and $0.30 diluted EPS, from $752,000 or $0.07 basic and diluted EPS, in the same quarter last year.

Year-to-date we have generated $19.3 million in cash from operations versus $9.4 million over the same period last year.  At the end of Q3 we had an unrestricted cash balance of approximately $12.0 million.

For those of you who are new to the Einstein Noah’s story, in June of this year we used proceeds from our secondary public stock offering to repay higher interest rate debt and at the same time amended our first lien credit facility to a lower interest rate and more favorable covenants.  As a result of these actions, we expect to save approximately $11.7 million  in annual interest expense.  In addition to strengthening our earnings power, this added cash flow gives us the ability to advance our new  restaurant development and existing  restaurant upgrade programs.  With this in mind, we have invested about $18.3 million year-to-date in new  restaurants and  restaurant equipment, in upgrading existing restaurants, in manufacturing operations and for general corporate purposes such as our corporate relocation.

With that, I’ll turn the call over to Paul Murphy. As usual, I will be available to answer questions during the Q&A portion of our call.  Paul…

(Paul)

Thank you, Rick, and good afternoon everyone.

As Rick mentioned, the third quarter was our first full quarter to benefit from our equity offering and the related reduction in our ongoing interest costs.  The result was a significantly improved financial performance, particularly on the bottom line and in terms of cash generated from operations.  We believe that, given continued growth in same store sales and continued success in our store development and upgrade programs, we have the ability to generate solid growth in our key financial metrics well into the future.  In the short term, we will continue to be subject, as are others in our industry, to adverse conditions.

Late in the 3rd quarter, the cost for a bushel of wheat rose dramatically and achieved unprecedented levels.  While we had secured our needs for the third quarter of 2007, we were exposed to substantially higher wheat costs for the fourth quarter.  These events as well as increases in other agricultural commodities are expected to result in approximately $1.3 to $1.4 million additional costs in the 4th quarter of 2007 versus the same quarter of fiscal 2006.

To mitigate our exposure to future broad swings in the wheat market, we recently entered into a relationship with a Cargill Incorporated subsidiary to better manage this risk.  This relationship is expected to provide cost certainty for a substantial portion of our 2008 commodity requirements.

With these costs now known, we intend to implement price increases in early 2008 to offset the adverse impact of these increased costs and maintain our margins.

As the nation’s largest owner/operator, franchisor and licensor of bagel specialty restaurants, we have a solid foothold in our space and broad distribution with locations across 36 states and the District of Columbia.  At the same time, with about 600 restaurants in our system, we have ample room to grow for many years to come.  Capital constraints in recent years prevented us from being as aggressive as we could have been, although we still managed to open a total of 13 new company owned locations over the past three years.  In 2007 we expect to nearly equal that number as a prelude to accelerating new openings in 2008.  We already have a solid pipeline of new company-owned, franchise and license opportunities established for 2008.

At the same time that we are adding new stores, we are upgrading existing stores with great effect.  Specifically, as a group, the 23 restaurants we upgraded in 2006 turned in comparable store sales growth of 16.3% in the third quarter of 2007 — more than triple our overall same-store-sales growth rate for the period.  For the nine-month period, the same-store-sales growth rate is 11.4%.  This trend bodes well for continued success in the comp store sales category since we have been accelerating our upgrade program in recent months and have now upgraded another 26 restaurants year-to-date in 2007.  Early results from the 2007 upgrades are consistent with our 2006 upgrades.  Our upgrades include enhanced merchandising and improved functionality that enables increased throughput.  Our new format includes user-friendly menu layouts, self-service coolers, an expanded coffee bar and a separate station for quick “to-go” items.

Our heritage is providing high quality, fresh foods for breakfast, lunch and afternoon snacks in a café atmosphere with a neighborhood emphasis and superior customer service.  Our Einstein Bros., Noah’s and Manhattan bagel brands are well established and popular in neighborhoods across the country.  In addition to adding and enhancing locations, we intend to leverage these assets in several ways, including:

•                  Expanding on our leadership in the breakfast daypart by strengthening our lunch and afternoon dayparts through the introduction of multiple new products.

•                  Increasing our focus on guest service and hospitality.  Our customers have many options for dining out.  By making them feel more welcome and more at home at our restaurants, we ensure repeat business.  This is a critical, daily focus for us and for all of our managers, whose bonuses are tied to progress in this area.

•                  Building our catering business.  We have added dedicated catering specialists, and by year-end we expect to have focused catering programs in up to 20 major markets.  We believe this is a large and largely untapped growth opportunity for us.

In closing, we are pleased with our year-to-date results and excited about prospects for continued growth and profitability.  We thank you for your ongoing support and look forward to answering any questions you might have during the Q&A period.

Operator, you may now open the call to questions.  Questions may be addressed to either Rick or myself.

After questions:

I would like to thank you all for joining us.  We look forward to speaking to you again in the fourth quarter earnings conference call.  Have a good day.

Summary of Question and Answer Session:

Food costs pressures: Increases in other agricultural commodities are expected to result in approximately $1.3 to $1.4 million additional costs in the fourth quarter 2007, versus the same quarter of fiscal 2006.  Wheat makes up $900,000 of these additional costs. The price increase that went into effect in August 2007 was 2.5%, which will reduce these costs slightly to a range of approximately $1.1 to $1.2 million of additional loss of gross profit.  Wheat makes up the majority of the increases in costs related to commodities that have been locked in through the first half of 2008.  In the fourth quarter, we plan to be close to break-even for our manufacturing and commissary gross profit as we recently put in to place price increases with our largest customer and have locked in our commodity costs.

Pricing increases: In early February 2008, we plan to increase our prices approximately 2.5% at our company-owned restaurants.

Summary of cost of sales: Our cost of sales as a percentage of revenue consist of 29.6% cost of goods sold which is made up of food and product costs, 29.6% compensation costs, 10.3% of other operating costs and 10.7% of rent and occupancy.

Company-owned restaurants: In 2008, we plan to open 20 to 25 new restaurants.  We believe that we will have approximately 18 of these locations approved by year end, and already have one location that has been approved for 2009.  We anticipate five more restaurant closures in the fourth quarter of 2007, two of which have already occurred, and approximately 10 will be closed in 2008.

Franchisees and licensees: We will have added two Manhattan Bagel franchises by the end of 2007, another one will be under construction, and we expect to have two Einstein Bros. franchises under construction by year end.  We cannot guarantee that these locations will be open before the end of the year.  We have a multi-franchise arrangement in Arkansas for four Einstein Bros. restaurants, and another in North Florida for 21 restaurants over 10 years. We held a discovery day with a prospective franchise group already during the fourth quarter, and plan to have another discovery day in December 2007.

We currently work with two large licensee partners and are in talks to add a third with some fairly substantial opportunities. We intend to add between 40 and 50 license stores in 2008.

Upgrade program: We intend to upgrade approximately eight to ten of our current restaurants to the front of the house configuration of our prototype restaurant during the remainder of 2007 and 40 to 50 in 2008.  The 2007 restaurants have approximately 3 months of operating results and are performing as well, and in some instances better than the restaurants with upgrades performed in 2006 when compared to the same time frame.

We may redeploy capital to get a better return on our investment. The new upgrades are mirroring those done in 2006. We may open fewer new stores and redeploy capital in additional upgrades.

100 of our restaurants will have the kitchen display system (“KDS”) handheld point of sale (“POS”) set up by the end of 2007, all of the new upgrades will receive this technology, and by the end of 2008 a significant  portion of our restaurants will have this technology in place.